Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

PACIFIC CAPITAL BANCORP

GEORGE S. LEIS and CAROL M. ZEPKE certify that:

I.	They are the President and Secretary, respectively, of PACIFIC CAPITAL BANCORP, a California corporation.

II.	The first paragraph of Article THIRD of the Articles of Incorporation is hereby amended to read as follows:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, ‘Common Stock’ and ‘Preferred Stock.’ The total number of shares which the Corporation is authorized to issue is 501,000,000 shares, without par value, of which 500,000,000 shares shall be Common Stock, without par value, and 1,000,000 shares shall be Preferred Stock, without par value.”

III.	The foregoing amendment has been approved by the Board of Directors of this Corporation.

IV.	The foregoing amendment has been approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of shares of this Corporation outstanding and entitled to vote on the foregoing amendment was 47,194,081 shares of common stock. The number of shares voting in favor of approving the foregoing amendment was 28,276,189 shares of common stock. The total number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of common stock.

Each of the undersigned declares under penalties of perjury under the laws of the State of California that the statements contained in the foregoing Certificate are true and correct of his or her own knowledge, and that this declaration was executed on this 2nd day of October, 2009, at Santa Barbara, California.

George S. Leis, President

Carol M. Zepke, Secretary